[EVERS & HENDRICKSON LLP LETTERHEAD]


June 29, 2000



SECURITIES & EXCHANGE COMMISSION
Division of Corporate Finance
450 Fifth Street, NW
Washington, DC  20549

RE:      Triwest Management Resources Corporation ("Company")
         Issuance of Common Shares

Dear Sir/Madam:

The following opinion is provided in connection with the Company's issuance of 100,000 outstanding common shares and the Company's proposed issuance of an additional 500,000 common shares at $1.00 per shares under a Form-SB-2 registration statement and prospectus (the "Registration Statement"). This opinion is restricted to the laws of the State of Nevada and applicable Federal Laws. After reasonable inquiry, we are of the opinion that:

     1. The Company's 100,000 issued common shares are legally issued as fully paid and non assessable;

     2. The 500,000 common shares of the Company proposed to be issued at $1.00 per shares under the Registration Statement have been properly authorized and, when sold and fully paid, will be legally issued as fully paid and non assessable common shares of the Company.

Evers & Hendrickson LLP consents to the filling of this opinion as an exhibit to the Registration Statement and consents to the reference to our firm in the Registration Statement.

Yours very truly,

EVERS & HENDRICKSON LLP



/s/ Antoine M. Devine
--------------------------------
Antoine M. Devine, Partner